EXHIBIT 10.2

June 14, 2004

Joe Zerucha
6550 Ambrosia Lane
Carlsbad  CA  92009

Dear Joe,

American Technology Corporation (the “Company”) has acknowledged that you are resigning from your position as of June 14, 2004.  You are reminded that you signed a Non-Disclosure Agreement at the commencement of your employment, and should understand that the agreement is still, and shall remain, in effect and you shall abide by the terms of the agreement.

Your healthcare benefits will be in effect until midnight, June 30, 2004. You will be receiving notification by mail from Conexis regarding your rights under COBRA and the continuation of these benefits.

To ensure a smooth transition for both you and the Company, you will be offered a lump sum of $12,500.00, which is equivalent to one (1) month as severance remuneration and an additional $15,000.00 for relocation expenses. In consideration of the severance, you will be asked to execute a General Release of Claims. The payout will be disbursed per the guidelines of the Agreement.

As part of your employment with American Technology Corporation you participated in the 2002 Stock Option Plan. As of June 14, 2004 you have not vested in any of your stock options. However, you were compensated $8,000.00 as payment for The Aji Network continuing education and $20,000.00 for relocation costs. Even though the reason for your termination is voluntarily, and you will not have been employed for 12 months since receiving these benefits, the Company does not expect repayment.

By signing below, you acknowledge receipt of the following:

All monies due are subject to applicable state and federal taxes.

Final pay	6/07/04-6/14/04	$3,461.54
Accrued PTO	62.37 hours	$4,497.84

/s/ JOE ZERUCHA	6/14/04
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Joe Zerucha	Date

/s/ KALANI JONES	6/14/04
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Kalani Jones	Date